ZiLOG SOLICITS APPROVALS FOR PREPACKAGED
                           PLAN OF REORGANIZATION

        Restructuring focuses on strong balance sheet and returning
                      Company to full financial health


San Jose, CA (January 30, 2002) -- ZiLOG,(R) Inc., the Extreme ConnectivityTM Company, announced on Monday that it began soliciting approvals of a prepackaged plan of reorganization from the holders of its outstanding notes and preferred stock.

The solicitation follows an agreement in principle, announced last November, with certain key holders of its Senior Secured Notes to support the Company's recapitalization plan. These bondholders hold approximately 60 percent of the senior debt outstanding.

"We continue to make significant progress in returning ZiLOG to full financial health," said Jim Thorburn, ZiLOG's Chief Executive Officer. "We have a business that generates positive operating cash flow and, upon approval of this plan, we will substantially strengthen our balance sheet with the elimination of our senior notes."

Thorburn, who rejoined ZiLOG in March 2001, is spearheading a broad-scale restructuring to refocus the business on its core 8-bit micrologic products, including ZiLOG's market popular Z8 microcontrollers and Z80 microprocessors. In addition, Thorburn has rationalized manufacturing and reduced overall operating costs.

Under the plan of reorganization, all existing debt and equity securities of the Company will be cancelled and the Company's unsecured creditors, including its trade creditors, will be paid in full, in the ordinary course of business. The Offering Memorandum and Disclosure Statement distributed to the noteholders and holders of the Company's preferred stock describes the distributions proposed under the plan in detail. Upon confirmation of the plan of reorganization, a new capital structure will relieve the Company of significant debt service requirements and allow it to devote all of the Company's resources to the growth of its business.

Implementation of the plan of reorganization requires acceptances from a majority innumber of noteholders voting on the plan, holding at least two-thirds of the outstanding principal amount of the notes, and from two-thirds in amount of preferred stock voting on the plan. Certain key holders of the Company's Senior Secured Notes, which hold approximately 60 percent of the notes outstanding, have agreed to accept the plan, subject to the terms of a lock-up agreement.

Thorburn indicated that the prepackaged Chapter 11 petition filing is expected to commence after sufficient acceptances are received, which is currently anticipated to be on or about February 28, 2002. The Company expects that the prepackaged plan of reorganization will be confirmed during the calendar quarter ending June 30, 2002.

"We have tremendous support for the plan," Thorburn said. "ZiLOG has a great brand name and the business has demonstrated rapid performance improvement in a tough business environment."

The Offering Memorandum and Disclosure Statement distributed in connection with the solicitation, together with the plan of reorganization, have been filed with the Securities and Exchange Commission under a Form 8-K and are publicly available on the Commission's website at www.sec.gov.
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About ZiLOG, Inc.

ZiLOG, Inc. designs, manufactures and markets semiconductors for the communications and embedded control markets. Headquartered in San Jose, Calif., ZiLOG employs approximately 800 people worldwide. ZiLOG maintains design centers in San Jose; Ft. Worth, Texas; Nampa, Idaho; Seattle, Wash.; and Bangalore, India; manufacturing in Nampa; and test operations in Manila, Philippines.

                                   # # #

Copyright (c) 2002 ZiLOG, INC. ZiLOG is a registered trademark of ZiLOG, Inc. in the United States and in other countries. All other product and or service names mentioned herein may be trademarks of the companies with which they are associated.

Some statements contained in this press release that are not historical facts may be forward-looking statements subject to risks and uncertainties that could cause ZiLOG(TM) actual results and financial position to differ materially. Certain of these statements, including timing of our reorganization, could vary materially based on a variety of factors and factors more fully discussed in the Company's filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any statements to reflect any change in the company's expectations or any change of events, conditions or circumstances on which any such statements are based.


For More Information
--------------------

Kimberly Malanczuk
Director, Corporate Communication
ZiLOG, Inc.
408-558-8381 (direct)
kmalanczuk@zilog.com